Exhibit 4.1

THIRD AMENDMENT TO REVOLVING CREDIT AGREEMENT

THIS THIRD AMENDMENT TO REVOLVING CREDIT AGREEMENT (this “Amendment”) is made and entered into as of the 6th day of December, 2013, among NOBLE CORPORATION, a Cayman Islands exempted company limited by shares (the “Company”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, and the Lenders party hereto.

RECITALS

1. The Company, Administrative Agent, Issuing Banks and Lenders are parties to that certain Revolving Credit Agreement dated as of February 11, 2011, as amended by First Amendment to Revolving Credit Agreement dated as of March 11, 2011 and Second Amendment to Revolving Credit Agreement dated as of January 11, 2013 (together with any other amendments, supplements or modifications thereto, the “Credit Agreement”), pursuant to which the Lenders have made certain loans to and extensions of credit for the account of the Company.

2. The Company, Administrative Agent and the Lenders party hereto desire to amend the Credit Agreement as hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Company, the Administrative Agent and the Lenders party hereto hereby agree as follows:

ARTICLE I. — Definitions and References

§ 1.1. Terms Defined in the Credit Agreement. Unless the context otherwise requires or unless otherwise expressly defined herein, capitalized terms which are defined in the Credit Agreement and which are used in this Amendment shall have the meanings given them in the Credit Agreement.

§ 1.2. Other Defined Terms. Unless the context otherwise requires, the following terms when used in this Amendment shall have the meanings assigned to them in this § 1.2.

“Amendment” means this Third Amendment to Revolving Credit Agreement.

“Extending Lender” means each Lender party hereto other than Bank of America, N.A.

ARTICLE II. — Amendments

§ 2.1. Addition of Definitions. Section 1.1 of the Credit Agreement is hereby amended by adding the following new definitions where alphabetically appropriate, which read in their entirety as follows:

“Anti-Corruption Laws” means FCPA and all other laws, rules, and regulations of any jurisdiction applicable to the Company and its affiliated companies concerning or relating to bribery or corruption.

“Change in Law” means the adoption of or any change in, on or after the date hereof (or, if later, on or after the date the Administrative Agent or any Lender becomes the Administrative Agent or a Lender), any applicable law, rule or regulation or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case, pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“NHIL Guaranty” means a guaranty of NHIL, in substantially the form of Exhibit 6.11.

“Noble Spinco” means a to-be-formed subsidiary of the Company into which most of the Company’s and its Subsidiaries’ standard specification drilling units, and related assets, liabilities and businesses, are to be transferred, following which Noble Parent Company is to separate and spin off Noble Spinco, as such separation and spin-off is generally described in Noble Parent Company’s press release dated September 24, 2013 attached as Exhibit 99.1 to the Form 8-K Current Report filed by Noble Parent Company with the SEC on September 24, 2013.

“Noble Spinco Indebtedness” means Indebtedness of Noble Spinco under one or more public note issuances so long as (i) such Indebtedness shall have no recourse to the Company or any of its Subsidiaries (other than Noble Spinco or its Subsidiaries) or to any of the Company’s or any of its Subsidiaries’ present or future assets or interests (other than assets and interests transferred into Noble Spinco or its Subsidiaries) and (ii) Noble Spinco and its Subsidiaries have no access to and/or control of, and do not receive, any proceeds of any such Indebtedness.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC, the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC, or any similar list maintained by the U.S. State Department, the U.S. Department of Commerce, the U.S. Department of the Treasury or any other U.S. Governmental Authority, or maintained by the United Nations Security Council, the European Union or any member state thereof, as may be amended, supplemented or substituted from time to time.

§ 2.2. Deletion of Definitions. Section 1.1 of the Credit Agreement is hereby amended by deleting the defined term “Senior NDC Notes”.

§ 2.3. Use of Proceeds. Section 5.5(a) of the Credit Agreement is hereby amended by adding a new sentence at the end thereof, to read as follows:

The Company shall not, and shall ensure that none of its Subsidiaries will, use the proceeds of the Loans or any Letters of Credit (including any indirect use intended by the Company or its Subsidiaries) (i) for any purpose which would result in a violation of any Anti-Corruption Laws applicable to the Company or any of its Subsidiaries or (ii) for the purpose of funding or financing any activities, business or transactions of, or with, any Sanctioned Person or Sanctioned Entity which would result in a violation of any of the country or list-based economic and trade sanctions administered and enforced by OFAC in effect at the time of the use of such proceeds.

§ 2.4. Anti-Corruption Laws; OFAC; Sanctioned Persons and Sanctioned Entities. Section 5.7 of the Credit Agreement is hereby amended in its entirety to read as follows:

Section 5.7. Anti-Corruption Laws; OFAC; Sanctioned Persons and Sanctioned Entities.

(a) Anti-Corruption Laws. The Company and each of its Subsidiaries has conducted its business in compliance with all applicable Anti-Corruption Laws, including without limitation the FCPA, except to the extent that failure to comply with such Anti-Corruption Laws could not reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries have instituted and maintain policies and procedures designed to ensure continued compliance with such Anti-Corruption Laws.

(b) OFAC; Sanctioned Persons and Sanctioned Entities. Neither the Company nor any of its Subsidiaries, nor any director, officer, agent, employee or Affiliate of the Company, is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC. Neither the Company nor any of its Subsidiaries, nor any director, officer, agent, employee or Affiliate of the Company (i) is a Sanctioned Person or a Sanctioned Entity, (ii) has its assets located in Sanctioned Entities, or (iii) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities.

§ 2.5. Subsidiary Indebtedness.

Section 6.11(j) of the Credit Agreement is hereby amended in its entirety to read as follows:

(j) Indebtedness (not otherwise permitted under any other clause of this Section 6.11) in an aggregate principal amount outstanding for all Subsidiaries not exceeding at the time of incurrence thereof (together with all such other Indebtedness outstanding pursuant to this clause (j) at such time) ten percent (10%) of Consolidated Net Assets (the “Subsidiary Debt Basket Amount”); provided, Noble Spinco Indebtedness shall be excluded from the calculation of the aggregate principal amount of outstanding Indebtedness for all Subsidiaries.

Section 6.11(k) of the Credit Agreement is hereby amended in its entirety to read as follows:

(k) other Indebtedness not otherwise permitted under any other clause of this Section 6.11 so long as such Subsidiary has in force a Subsidiary Guaranty, provided that any such Subsidiary Guaranty (including the NDC Guaranty and the NHIL Guaranty) and all obligations thereunder of the Guarantor party thereto shall be terminated upon notice to the Administrative Agent by the Company that after giving effect to such termination (x) the aggregate principal amount of Indebtedness (excluding Noble Spinco Indebtedness) of all Subsidiaries that do not have in force a Subsidiary Guaranty is equal to or less than the Subsidiary Debt Basket Amount, and (y) no Default or Event of Default has occurred and is continuing; and

§ 2.6. Compliance with Laws. The reference to “environmental laws and ERISA” in Section 6.15 is hereby amended to refer instead to “environmental laws, ERISA, Anti-Corruption Laws and OFAC”.

§ 2.7. Change in Law. The reference to “at any time any change, after the date hereof (or later, after the date the Administrative Agent or any Issuing Bank or Lender becomes the Administrative Agent or an Issuing Bank or Lender), in applicable law or regulation or in the interpretation thereof” in the first sentence of Section 8.1(a) of the Credit Agreement is hereby amended to refer instead to “Change in Law”.

§ 2.8. Increased Cost and Reduced Return. The reference to “on or after the date hereof, the adoption of or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation thereof,” in the first sentence of Section 8.3(a) of the Credit Agreement is hereby amended to refer instead to “Change in Law”, and the reference therein to “such authority, central bank or comparable agency exercising control over banks or financial institutions generally” is hereby amended to refer instead to “Governmental Authority”. The reference to “the adoption after the date hereof of any applicable law, rule or regulation regarding capital adequacy, or any change therein” in the first sentence of Section 8.3(b) is hereby amended to refer instead to “a Change in Law regarding capital adequacy or liquidity”.

§ 2.9. Substitution of Lender or Issuing Bank. The reference to “change in law” in clause (d) of the first sentence of Section 8.6 of the Credit Agreement is hereby amended to refer instead to “Change in Law”.

§ 2.10. Guaranty Release. Article 9 of the Credit Agreement is hereby amended by adding a new Section 9.9 at the end of such Article to read in its entirety as follows:

Section 9.9. Release of Guaranties. So long as no Default has occurred and is continuing under the Credit Documents (or would result from such release), if all of the capital stock of a Guarantor that is owned by the Company or a Subsidiary is sold or otherwise disposed of in a transaction or transactions permitted by this Agreement, or upon any request by the Company for the release of a Guarantor from its Subsidiary Guaranty pursuant to Section 6.11(k), then promptly following the Company’s request, the Administrative Agent shall execute a release of such Guarantor from its Subsidiary Guaranty.

§ 2.11. Guaranty Amendments. Each of the NDC Guaranty, the NHIL Guaranty and the form of Subsidiary Guaranty attached as Exhibit 6.11 to the Credit Agreement (the “Subsidiary Guaranty Form”) is hereby amended as follows to the extent applicable to such Guaranty as provided below:

(A) Section 4 of each of the NDC Guaranty and the NHIL Guaranty is hereby amended in its entirety to read as follows:

SECTION 4. Waiver of Subrogation and Contribution Rights Until Facility Termination. The Guarantor will not exercise any rights against the Company which it may acquire by way of subrogation or contribution, by any payment made hereunder or otherwise, until such time as all of the outstanding Guaranteed Obligations (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made as of the time of determination) shall have been paid in full in cash, all Letters of Credit shall have been irrevocably terminated (unless such Letters of Credit have been cash collateralized in accordance with the provisions of the Credit Agreement or other arrangements with respect thereto have been made that are satisfactory to the applicable Issuing Bank) and the Commitments shall have been irrevocably terminated (such time, “Facility Termination”). If any amount shall be paid to the Guarantor on account of such subrogation or contribution rights at any time before Facility Termination, such amount shall be held in trust for the benefit of the Guaranteed Parties and shall forthwith be paid to the Administrative Agent to be credited and applied to the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement. If (i) the Guarantor shall have made any payment to the Guaranteed Parties of all or any part of the Guaranteed Obligations and (ii) Facility Termination shall have occurred, the Guaranteed Parties will, at the Guarantor’s request, execute and deliver to Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Guarantor of an interest in the Guaranteed Obligations resulting from such payment by the Guarantor.

(B) Section 4 of the Subsidiary Guaranty Form is hereby amended in its entirety to read as follows:

SECTION 4. Waiver of Subrogation and Contribution Rights Until Facility Termination. No Guarantor will exercise any rights against the Company which it may acquire by way of subrogation or contribution, by any payment made hereunder or otherwise, until such time as all of the outstanding Guaranteed Obligations (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made as of the time of determination) shall have been paid in full in cash, all Letters of Credit shall have been irrevocably terminated (unless such Letters of Credit have been cash collateralized in accordance with the provisions of the Credit Agreement or other arrangements with respect thereto have been made that are satisfactory to the applicable Issuing Bank) and the Commitments shall have been irrevocably terminated (such time, “Facility Termination”). If any amount shall be paid to any Guarantor on account of such subrogation or contribution rights at any time before Facility Termination, such amount shall be held in trust for the benefit of the Guaranteed Parties and shall forthwith be paid to the Administrative Agent to be credited and applied to the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement. If (i) any Guarantor shall have made any payment to the Guaranteed Parties of all or any part of the Guaranteed Obligations and (ii) Facility Termination shall have occurred, the Guaranteed Parties will, at such Guarantor’s request, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment by such Guarantor.

(C) Section 10 of each of the NDC Guaranty and the NHIL Guaranty is hereby amended in its entirety to read as follows:

SECTION 10. Continuing Guaranty; Transfer Of Obligations. This Guaranty is a continuing guaranty and shall (i) remain in full force and effect until termination in accordance with Section 22 hereof, (ii) be binding upon the Guarantor, its successors and assigns, and (iii) inure to the benefit of and be enforceable by the Administrative Agent, for the benefit of the Guaranteed Parties.

(D) Section 10 of the Subsidiary Guaranty Form is hereby amended in its entirety to read as follows:

SECTION 10. Continuing Guaranty; Transfer Of Obligations. This Guaranty is a continuing guaranty and shall (i) remain in full force and effect until termination in accordance with Section 23 hereof, (ii) be binding upon each Guarantor, its successors and assigns, and (iii) inure to the benefit of and be enforceable by the Administrative Agent, for the benefit of the Guaranteed Parties.

(E) Section 18 of each of the NDC Guaranty and the NHIL Guaranty is hereby amended in its entirety to read as follows:

SECTION 18. Representations and Warranties. The Guarantor represents and warrants to each Guaranteed Party that all representations and warranties relating to it or any of its Subsidiaries contained in Article 5 of the Credit Agreement are true and correct in all material respects (a) on and as of the date hereof, except to the extent that any such representation or warranty relates solely to an earlier date, in which case it shall have been true and correct in all material respects as of such earlier date, and (b) as of the time of any Borrowing or Loan that increases the aggregate amount of Loans outstanding after giving effect to such Borrowing or Loan (other than those that relate to the representations and warranties set forth in Sections 5.4, 5.10, 5.16 and 5.17 of the Credit Agreement), except as a result of the transactions expressly permitted hereunder or under the Credit Agreement, and except to the extent that any such representation or warranty relates solely to an earlier date, in which case it shall have been true and correct in all material respects as of such earlier date.

(F) Section 18 of the Subsidiary Guaranty Form is hereby amended in its entirety to read as follows:

SECTION 18. Representations and Warranties. Each Guarantor represents and warrants to each Guaranteed Party that all representations and warranties relating to it or any of its Subsidiaries contained in Article 5 of the Credit Agreement are true and correct in all material respects (a) on and as of the date hereof, except to the extent that any such representation or warranty relates solely to an earlier date, in which case it shall have been true and correct in all material respects as of such earlier date, and (b) as of the time of any Borrowing or Loan that increases the aggregate amount of Loans outstanding after giving effect to such Borrowing or Loan (other than those that relate to the representations and warranties set forth in Sections 5.4, 5.10, 5.16 and 5.17 of the Credit Agreement), except as a result of the transactions expressly permitted hereunder or under the Credit Agreement, and except to the extent that any such representation or warranty relates solely to an earlier date, in which case it shall have been true and correct in all material respects as of such earlier date.

(G) Section 22 of each of the NDC Guaranty and the NHIL Guaranty is hereby amended in its entirety to read as follows:

SECTION 22. Termination of Guaranty. This Guaranty and all obligations of the Guarantor to the Guaranteed Parties hereunder shall terminate (i) automatically upon Facility Termination, subject to the last sentence of Section 2 hereof, or (ii) as provided in Section 6.11(k) of the Credit Agreement or Section 9.9 of the Credit Agreement. Upon any such termination, the Administrative Agent shall provide written confirmation of such termination as may be reasonably requested by the Guarantor.

(H) Section 23 of the Subsidiary Guaranty Form is hereby amended in its entirety to read as follows:

SECTION 23. Termination of Guaranty. This Guaranty and all obligations of each Guarantor to the Guaranteed Parties hereunder shall terminate (i) automatically upon Facility Termination, subject to the last sentence of Section 2 hereof, or (ii) as provided in Section 6.11(k) of the Credit Agreement or Section 9.9 of the Credit Agreement. Upon any such termination, the Administrative Agent shall provide written confirmation of such termination as may be reasonably requested by the applicable Guarantor.

§ 2.12. Extension of Commitment Termination Date. Pursuant to Section 2.16 of the Credit Agreement, no earlier than 60 days and at least 45 days prior to February 11, 2014, the Company may request that the Commitment Termination Date be extended for a 1-year period. The Company has requested that the Commitment Termination Date be extended for a 1-year period to February 11, 2016, and in connection therewith has requested that Administrative Agent and Lenders waive the requirement under such Section 2.16 that such request be made no earlier than 60 days prior to February 11, 2014. Administrative Agent and the Extending Lenders party hereto hereby waive the requirement under such Section 2.16 that such request be made no earlier than 60 days prior to February 11, 2014, and effective as of the date hereof, each Extending Lender party hereto hereby agrees to so extend its Commitment to February 11, 2016.

ARTICLE III. — Conditions of Effectiveness

§ 3.1. Effective Date. This Amendment shall become effective as of the date first written above when and only when the following conditions have been satisfied or waived in accordance with Section 10.11 of the Credit Agreement:

(a) The Administrative Agent shall have received, at Administrative Agent’s office (i) a counterpart of this Amendment executed and delivered by the Company, Administrative Agent, and Required Lenders and (ii) the Consent and Agreement attached hereto executed and delivered by each Guarantor;

(b) Each of the representations and warranties of the Company set forth in Section 4.1 hereof shall be true and correct as of the date hereof, except to the extent that any such representation or warranty relates solely to an earlier date, in which case it shall have been true and correct as of such earlier date;

(c) No Default or Event of Default shall have occurred and be continuing; and

(d) On or before the date hereof, the Lenders and the Administrative Agent shall have received all fees and all reasonable out-of-pocket expenses then due and owing to the Administrative Agent and the Lenders pursuant to the Credit Agreement and as otherwise agreed in writing by the Company.

ARTICLE IV. — Representations and Warranties

§ 4.1. Representations and Warranties of Company. In order to induce Administrative Agent and Lenders to enter into this Amendment, Company represents and warrants to Administrative Agent and each Lender on the date hereof that:

(a) Each of the representations and warranties of the Company and its Subsidiaries set forth in the Credit Agreement (other than the representations and warranties set forth in Sections 5.4, 5.11, 5.17 and 5.18) and in the other Credit Documents (other than those that relate to the representations and warranties set forth in Sections 5.4, 5.11, 5.17 and 5.18) are true and correct in all material respects as of the date hereof after giving effect to this Amendment, except as a result of the transactions expressly permitted hereunder or thereunder and except to the extent that any such representation or warranty relates solely to an earlier date, in which case it shall have been true and correct in all material respects as of such earlier date;

(b) No Default or Event of Default has occurred and is continuing as of the date hereof or would occur immediately after giving effect to this Amendment;

(c) Each of the Credit Parties has the organizational power and authority to execute, deliver and carry out the terms and provisions of this Amendment to the extent a party hereto and has taken all necessary company action to authorize the execution, delivery and performance hereof. Each of the Credit Parties has duly executed and delivered this Amendment to the extent a party hereto and such Amendment constitutes the legal, valid and binding obligation of such Credit Party to the extent a party hereto enforceable against it in accordance with its terms, subject as to enforcement only to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and equitable principles;

(d) Neither the execution, delivery or performance by any Credit Party of this Amendment to the extent a party hereto nor compliance by it with the terms and provisions thereof, nor the consummation by it of the transactions contemplated herein or therein, will (i) contravene in any material respect any applicable provision of any law, statute, rule or regulation, or any applicable order, writ, injunction or decree of any court or governmental instrumentality, (ii) conflict with or result in any breach of any term, covenant, condition or other provision of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien other than any Permitted Lien upon any of the property or assets of such Credit Party or any of its Subsidiaries under, the terms of any material contractual obligation to which such Credit Party or any of its Subsidiaries is a party or by which they or any of their properties or assets are bound or to which they may be subject, or (iii) violate or conflict with any provision of the memorandum of association and articles of association, charter, articles or certificate of incorporation, partnership or limited liability company agreement, by-laws, or other applicable governance documents of such Credit Party or any of its Subsidiaries; and

(e) As of the date hereof, all consents and approvals of, and filings and registrations with, and all other actions of, all governmental agencies, authorities or instrumentalities required to have been obtained or made by the Credit Parties in order to execute, deliver and perform this Amendment to the extent a party hereto, have been or will have been obtained or made and are or will be in full force and effect.

ARTICLE V. — Miscellaneous

§ 5.1. Ratification of Agreements. The Credit Agreement, the NDC Guaranty and the NHIL Guaranty, as hereby amended, are hereby ratified and confirmed in all respects. The Credit Documents, as they may be amended or affected by this Amendment, are hereby ratified and confirmed in all respects by each Credit Party to the extent a party hereto. Any reference to the Credit Agreement, the NDC Guaranty or the NHIL Guaranty in any Credit Document shall be deemed to refer to such document as amended hereby. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of Administrative Agent, any Issuing Bank or any Lender under the Credit Agreement or any other Credit Document nor constitute a waiver of any provision of the Credit Agreement or any other Credit Document.

§ 5.2. Survival of Representations. All representations and warranties contained in this Amendment or made in writing by or on behalf of the Company in connection herewith shall survive the execution and delivery of this Amendment, and shall continue in full force and effect with respect to the date as of which they were made as long as any Obligation is outstanding under the Credit Agreement or any Commitment thereunder is in effect.

§ 5.3. Credit Documents. This Amendment is a Credit Document, and all provisions in the Credit Agreement pertaining to Credit Documents apply hereto.

§ 5.4. Governing Law. THIS AMENDMENT, AND THE RIGHTS AND DUTIES OF THE PARTIES THERETO, SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK.

§ 5.5. Execution in Counterparts. This Amendment may be executed in any number of counterparts, and by different parties on different counterpart signature pages, each of which when executed shall be deemed an original, but all such counterparts taken together shall constitute one and the same agreement. This Amendment may be validly executed by facsimile or other electronic transmission.

§ 5.6. ENTIRE AGREEMENT. THIS WRITTEN AGREEMENT TOGETHER WITH THE OTHER CREDIT DOCUMENTS REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

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IN WITNESS WHEREOF, this Amendment is executed and effective as of the date first written above.

NOBLE CORPORATION, a Cayman Islands exempted company limited by shares, as Borrower

By:	/s/ Alan R. Hay
Name:	Alan R. Hay
Title:	Vice President

3rd Amendment to 2011 Revolver

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and a Lender

By:	/s/ T. Alan Smith
Name:	T. Alan Smith
Title:	Managing Director

BARCLAYS BANK PLC, Lender

By:	/s/ Vanessa Kurbatskiy
Name:	Vanessa Kurbatskiy
Title:	Vice President

HSBC BANK USA, NATIONAL ASSOCIATION, Lender

By:	/s/ Steven Smith
Name:	Steven Smith
Title:	Director

DNB CAPITAL LLC, Lender

By:	/s/ Barbara Gronquist
Name:	Barbara Gronquist
Title:	Senior Vice President

By:	/s/ Florianne Robin
Name:	Florianne Robin
Title:	Vice President

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SUNTRUST BANK, Lender

By:	/s/ Chulley Bogle
Name:	Chulley Bogle
Title:	Vice President

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., Lender

By:	/s/ Maria Ferradas
Name:	Maria Ferradas
Title:	Vice President

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, Lender

By:	/s/ Kevin Buddhdew
Name:	Kevin Buddhew
Title:	Authorized Signatory

By:	/s/ Michael Spaight
Name:	Michael Spaight
Title:	Authorized Signatory

DEUTSCHE BANK AG NEW YORK BRANCH, Lender

By:	/s/ Ming K. Chu
Name:	Ming K. Chu
Title:	Vice President

By:	/s/ Virginia Cosenza
Name:	Virginia Cosenza
Title:	Vice President

CITIBANK, N.A., Lender

By:	/s/ Robert Malleck
Name:	Robert Malleck
Title:	Managing Director

3rd Amendment to 2011 Revolver

GOLDMAN SACHS BANK USA, Lender

By:	/s/ Mark Walton
Name:	Mark Walton
Title:	Authorized Signatory

BNP PARIBAS, Lender

By:	/s/ Melissa Balley
Name:	Melissa Balley
Title:	Director

By:	/s/ David Reynolds
Name:	David Reynolds
Title:	Vice President

BANK OF AMERICA, N.A., Lender

By:	/s/ Kate Czepiel
Name:	Kate Czepiel
Title:	Assistant Vice President

LLOYDS BANK PLC, Lender

By:	/s/ Stephen Giacolone
Name:	Stephen Giacolone
Title:	Assistant Vice President

By:	/s/ Karen Weich
Name:	Karen Weich
Title:	Vice President

MIZUHO BANK, LTD., Lender

By:	/s/ Leon Mo
Name:	Leon Mo
Title:	Authorized Signatory

3rd Amendment to 2011 Revolver

STANDARD CHARTERED BANK, Lender

By:	/s/ Johanna Minaya
Name:	Johanna Minaya
Title:	Associate Director
Capital Markets

By:	/s/ Robert K. Reddington
Name:	Robert K. Reddinton
Title:	Credit Documentation Manager
Credit Documentation Unit, WB Legal-Americas

JPMORGAN CHASE BANK, N.A., Lender

By:	/s/ Muhammad Hasan
Name:	Muhammad Hasan
Title:	Vice President

SUMITOMO MITSUI BANKING CORPORATION, Lender

By:	/s/ James D. Weinstein
Name:	James D. Weinstein
Title:	Managing Director

3rd Amendment to 2011 Revolver

CONSENT AND AGREEMENT

Each undersigned Guarantor hereby (i) consents to the provisions of this Amendment, including the amendments to its Guaranty provided for herein, (ii) ratifies and confirms its Guaranty of the Obligations, as amended hereby, (iii) agrees that all of its respective obligations and covenants under such Guaranty, as amended hereby, shall remain unimpaired by the execution and delivery of this Amendment, and (iv) agrees that such Guaranty, as amended hereby, shall remain in full force and effect.

NOBLE DRILLING CORPORATION

By:	/s/ Dennis J. Lubojacky
Name: Dennis J. Lubojacky
Title: President

NOBLE HOLDING INTERNATIONAL LIMITED

By:	/s/ Alan R. Hay
Name: Alan R. Hay
Title: Director

3rd Amendment to 2011 Revolver